Exhibit 99.2
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
VECTOR GROUP LTD. ANNOUNCES EXERCISE OF OPTION
TO PURCHASE AN ADDITIONAL
$25 MILLION OF SENIOR CONVERTIBLE DEBENTURES

     MIAMI, FL, June 30, 2006 — Vector Group Ltd. (NYSE: VGR) announced today that the initial purchaser of its private offering of 3 7/8% Variable Interest Senior Convertible Debentures due 2026 exercised its right in full to purchase an additional $25 million of debentures, bringing the total amount sold to $110 million. As previously announced, on June 27, 2006, the Company agreed to sell an aggregate principal amount of $85 million of 3 7/8% Variable Interest Senior Convertible Debentures due 2026, with an option to purchase an additional $25 million aggregate principal amount of the debentures.
     The Company intends to use the net proceeds of the issuance to redeem the remaining $62.5 million principal amount of its 6.25% Convertible Subordinated Notes due July 15, 2008 and for general corporate purposes. The offering, which is anticipated to close on July 12, 2006, is subject to customary closing conditions.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Debentures. The Debentures and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Debentures and the common stock issuable upon conversion of the Debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
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